                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549



                                   FORM 8-K/A
                                (AMENDMENT NO. 1)

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 MARCH 17, 1999
               (DATE OF REPORT) (DATE OF EARLIEST EVENT REPORTED)

                              EXCO RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                      TEXAS
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

             0-9204                                    74-1492779
      (COMMISSION FILE NO.)                 (IRS EMPLOYER IDENTIFICATION NO.)


                                  5735 PINELAND
                                    SUITE 235
                               DALLAS, TEXAS 75231
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (214) 368-2084

         The undersigned registrant hereby amends the following Item 7. Financial Statements and Exhibits of its Form 8-K filed on April 1, 1999 dated March 17, 1999 to include the following:

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements of Businesses Acquired.

         Audited Financial Statements of Rio Grande, Inc. and Subsidiaries for the years ended January 31, 1998 and January 31, 1999, together with reports of independent auditors, KPMG LLP, and Ernst & Young LLP, respectively.

         (b)   Pro Forma Financial Information.

               Pro Forma Financial Statements of EXCO Resources, Inc. for the year ended December 31, 1998.

         (c)   Exhibits.

               Number      Document

               2.1 First Amended Joint Chapter 11 Plan of Reorganization of Rio Grande, Inc., Rio Grande Drilling Company, Rio Grande Desert Oil Company, Rio Grande Offshore, Ltd., and Rio Grande GulfMex, Ltd., dated January 25, 1999 and modified March 4, 1999, previously filed as an exhibit to RGI's Form 8-K/A filed March 23, 1999 and incorporated by reference herein

               2.2 Confirmation Order for the Plan of Reorganization, dated March 4, 1999, previously filed as an exhibit to RGI's Form 8-K/A filed March 23, 1999 and incorporated by reference herein

               2.3 Findings of Fact and Conclusions of Law regarding Confirmation Order (which set forth the March 4, 1999 modifications to the Plan), previously filed as an exhibit to RGI's Form 8-K/A filed March 23, 1999 and incorporated by reference herein

               99.1 Voting Agreement dated October 30, 1998 between Rio Grande, Inc., Rio Grande Drilling Company, Rio Grande Offshore, Ltd., Rio Grande Desert Oil Company and Rio Grande GulfMex, Ltd. and EXCO Resources, Inc. previously filed as an Exhibit to RGI's Form 8-K dated November 12, 1998 and incorporated by reference herein

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                             EXCO RESOURCES, INC.


                                             By: /s/ T.W. EUBANK
                                                --------------------------------
                                                 T.W. Eubank, President


Dated: June 1, 1999

                                                                       ITEM 7(a)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Rio Grande, Inc.:

We have audited the consolidated balance sheet of Rio Grande, Inc. and Subsidiaries as of January 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended January 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rio Grande, Inc. and Subsidiaries as of January 31, 1998, and the results of their operations and their cash flows for the year ended January 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations and has net capital deficiencies. During 1998, the Company's primary lender indicated it will undertake proceedings to obtain collection for bank loans. At January 31, 1998, these circumstances raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /s/ KPMG LLP


                                            KPMG LLP



August 11, 1998
San Antonio, Texas

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
EXCO Resources, Inc.:

We have audited the accompanying balance sheet of Rio Grande, Inc. and Subsidiaries (the "Company") as of January 31, 1999, and the related statements of operations, shareholder's equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at January 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1, 2, and 5 to the financial statements, recurring losses, an accumulated deficit and lack of liquidity caused the Company to seek protection under the Federal Bankruptcy Laws of 1998. These conditions raised substantial doubt about the Company's ability to continue as a going concern. A Plan of Reorganization was consummated on March 17, 1999 pursuant to which EXCO Resources, Inc. acquired the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /s/ Ernst & Young LLP


                                            ERNST & YOUNG LLP



May 21, 1999
Dallas, Texas

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                           CONSOLIDATED BALANCE SHEETS


                                                                                         YEAR ENDED JANUARY 31,
                                                                                 --------------------------------------
                                                                                       1998                  1999
                                                                                 ----------------      ----------------
          ASSETS
Current assets:
   Cash and cash equivalents                                                     $      340,133        $      563,758
   Trade receivables                                                                    836,843               602,323
   Prepaid expenses                                                                      16,854                47,332
                                                                                 ----------------      ----------------
      TOTAL CURRENT ASSETS                                                            1,193,830             1,213,413

   Property and equipment, at cost:
      Oil and gas properties, successful efforts method                              26,760,906            26,675,952
      Transportation equipment                                                          183,011                71,395
      Other depreciable assets                                                          411,055               399,920
                                                                                 ----------------      ----------------
                                                                                     27,354,972            27,147,267
      Less accumulated depreciation, depletion and amortization                     (18,307,996)          (23,902,075)
                                                                                 ----------------      ----------------
      NET PROPERTY AND EQUIPMENT                                                      9,046,976             3,245,193

Other assets:
   Platform abandonment fund                                                            363,618               363,678
   Other assets, net                                                                    500,118               382,619
                                                                                 ----------------      ----------------
      TOTAL ASSETS                                                               $   11,104,542        $    5,204,903
                                                                                 ================      ================

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Liabilities not subject to compromise:
      Accounts payable                                                           $    1,012,444        $      515,269
      Accrued expenses                                                                  226,119               211,931
      Long-term debt, reclassified as current                                        13,251,871                    --
                                                                                 ----------------      ----------------
      TOTAL CURRENT LIABILITIES                                                      14,490,434               727,200

Liabilities subject to compromise:
      Long-term debt, reclassified as current                                                --            13,127,298
      Accrued expenses                                                                       --               799,457
                                                                                 ----------------      ----------------
      TOTAL LIABILITIES SUBJECT TO COMPROMISE                                                --            13,926,755

Other accrued expenses                                                                  491,982               526,575
Long-term debt                                                                               --                10,067
Minority interest in limited partnership                                                144,981                    --

Redeemable preferred stock, $0.01 par value; $10
   redemption value.  Authorized 1,700,000 shares;
   issued and outstanding 1,017,500 shares                                           10,668,199            11,230,258

Stockholders' equity (deficit):
   Common stock of $0.01 par value. Authorized 10,000,000 shares; issued and outstanding  6,177,471 and 6,177,500 shares at January 31, 1998
    and 1999, respectively                                                               61,774                61,774
   Additional paid-in capital                                                           292,327                    --
   Retained deficit                                                                 (15,045,155)          (21,277,726)
                                                                                 ----------------      ----------------
      TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                          (14,691,054)          (21,215,952)
                                                                                 ----------------      ----------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                       $   11,104,542        $    5,204,903
                                                                                 ================      ================

See accompanying notes.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEAR ENDED JANUARY 31,
                                                                         ----------------------
                                                                       1998                  1999
                                                                  --------------       ------------
REVENUES:
     Oil and gas sales                                            $    7,144,241       $  4,406,790
                                                                  --------------       ------------

COSTS AND EXPENSES:
     Lease operating and other production expense                      3,449,429          2,059,807
     Dry hole costs and lease abandonments                               294,265             89,304
     Depletion of oil and gas producing properties, including
        provision for impairments                                     15,339,295          5,928,362
     Depreciation and other amortization                                 229,872            168,593
     Provisions for abandonment expense                                       --             48,100
     General and administrative                                        1,614,783          1,337,190
                                                                  --------------       ------------
       TOTAL COSTS AND EXPENSES                                       20,927,644          9,631,356
                                                                  --------------       ------------
LOSS FROM OPERATIONS                                                 (13,783,403)        (5,224,566)

OTHER INCOME (EXPENSE):
     Interest expense (contractual interest in 1999                   (1,139,232)          (938,763)
          $1,266,408)
     Interest income                                                      84,769             16,796
     Gain on sale of assets, net                                         708,257            333,358
     Other, net                                                           18,058                677
     Minority interest in earnings of limited
        partnership                                                      (12,798)           127,268
                                                                  --------------       ------------
       TOTAL OTHER INCOME (EXPENSE)                                     (340,946)          (460,664)
                                                                  --------------       ------------

REORGANIZATION ITEMS:
     Professional fees and other                                             --             (13,119)
                                                                  --------------       ------------

LOSS BEFORE INCOME TAXES                                             (14,124,349)        (5,698,349)

INCOME TAXES                                                              4,351               9,523
                                                                  --------------       ------------

NET LOSS                                                             (14,128,700)        (5,707,872)

DIVIDENDS ON PREFERRED STOCK                                             855,700            817,026
                                                                  --------------       ------------

NET LOSS APPLICABLE TO COMMON STOCK                               $  (14,984,400)      $ (6,524,898)
                                                                  ==============       ============

LOSS PER SHARE,
     BASIC AND DILUTED                                            $        (2.54)      $      (1.06)
                                                                  ==============       ============

COMMON SHARES OUTSTANDING,
     BASIC AND DILUTED                                                 5,890,767          6,177,510
                                                                  ==============       ============

See accompanying notes.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED JANUARY 31,
                                                              ------------------------------
                                                                   1998             1999
                                                              ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Loss from continuing operations                             $(14,128,700)     $ (5,707,872)

  Adjustments to reconcile loss from continuing
   operations to net cash provided by (used in)
   operating activities:
     Depreciation and other amortization                           229,872           168,593
     Depletion of oil and gas producing properties,
       including provisions for impairments                     15,339,295         5,928,362
     Provision for abandonment expense                                --              48,100
     Gain on sale of assets                                       (708,257)         (333,358)
     Minority interest in earnings of limited partnership           12,798          (127,268)
     Decrease (increase) in trade receivables                      971,820           234,520
     Decrease (increase) in prepaid expenses                        19,965           (30,478)
     Increase (decrease) in accounts payable
       and accrued expenses                                         36,464            33,130
     Increase (decrease) in other accrued expenses                (558,724)           (4,878)
                                                              ------------      ------------
Net cash provided by operating activities                        1,214,533           208,851

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of oil and gas producing properties                  (4,408,131)         (517,824)
  Additions to other property and equipment                        (75,595)
  Net reductions in platform abandonment fund                      638,345               (60)
  Additions to (deletions from) other assets                       (22,863)              400
  Proceeds from sale of property and equipment                   2,150,824           673,107
                                                              ------------      ------------

Net cash provided by (used in) investing activities             (1,717,420)          155,623

CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to other assets                                           --                --
  Proceeds from long-term debt                                   1,152,619              --
  Repayment of long-term debt                                   (1,262,057)         (114,507)
  Proceeds from issuance of common stock                           124,934              --
  Preferred stock dividends                                       (220,377)             --
  Contributions from limited partners                               95,570              --
  Distributions to limited partners                                (93,000)          (26,342)
                                                              ------------      ------------

Net cash used in financing activities                             (202,311)         (140,849)
                                                              ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (705,198)          223,625

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 1,045,331           340,133
                                                              ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $    340,133      $    563,758
                                                              ============      ============

See accompanying notes.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                                        ADDITIONAL          RETAINED            TOTAL
                                                        COMMON            PAID-IN           EARNINGS         STOCKHOLDERS'
                                                        STOCK             CAPITAL          (DEFICIT)       EQUITY (DEFICIT)
                                                    -------------     --------------    ----------------   ----------------
BALANCES AT JANUARY 31, 1997                        $      55,528     $    1,029,338    $       (916,455)  $        168,411

   Net loss                                                    --                 --         (14,128,700)       (14,128,700)
   Cash dividends on preferred stock                           --           (187,500)                 --           (187,500)
   Dividends on Series B Preferred
     Stock - accretion of Series C
     Preferred  Stock                                          --            (68,949)                 --            (68,949)
   Accrued dividends on Preferred
     Stock - Series A                                          --           (562,500)                 --           (562,500)
           - Series C                                          --            (36,750)                 --            (36,750)
   Proceeds from exercise of
     common stock warrants                                  6,246            118,688                  --            124,934
                                                    -------------     --------------    ----------------   ----------------
BALANCES AT JANUARY 31, 1998                               61,774            292,327         (15,045,155)       (14,691,054)

   Net loss                                                    --                 --          (5,707,872)        (5,707,872)
   Dividends on Series B Preferred
     Stock - accretion of Series C
     Preferred Stock                                           --            (75,407)            (96,011)          (171,418)
   Accrued dividends on Preferred
     Stock - Series A                                          --           (216,920)           (368,497)          (585,417)
           - Series C                                          --                 --             (60,191)           (60,191)
                                                    -------------     --------------    ----------------   ----------------
BALANCES AT JANUARY 31, 1999                        $      61,774     $           --    $    (21,277,726)  $    (21,215,952)
                                                    =============     ==============    ================   ================

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS

        The consolidated financial statements include the accounts of Rio Grande, Inc. and its subsidiaries and majority-owned limited partnerships (collectively, the "Company") as follows:

                                                                                                    OWNERSHIP
                                                           NAME                 STATUS              INTEREST
                                                           ----                 ------              ---------
Rio Grande Drilling Company                            Corporation              Active                100%
("Drilling")
Rio Grande Desert Oil Company                          Corporation              Active                100%
("RG-Desert")
Rio Grande Offshore, Ltd.                              Partnership              Active                100%
("Offshore")
Rio Grande GulfMex, Ltd.                               Partnership              Active                80%
("GulfMex")

        The Company was engaged in the contract drilling of oil and gas wells since its incorporation in Texas in 1978 until May 1992.

        In June 1992, Drilling formed a Texas limited partnership, Offshore, to acquire certain non-operated oil and gas properties located offshore Louisiana in the Gulf of Mexico and onshore properties located in Louisiana, Texas, and Michigan. Offshore subsequently acquired additional non-operated oil and gas properties in Texas, Oklahoma, and Wyoming.

        In July 1994, Offshore acquired certain operated oil and gas properties which are located primarily in Jack, Young, and Tom Green Counties, Texas. Drilling assumed the operating responsibilities of the seller. As the operator of the oil and gas wells, Drilling charges the other participating working interest owners, including Offshore, for overhead based on the Council of Petroleum Accountants Societies ("COPAS") monthly rates. COPAS overhead rates are charged on an individual well basis to reimburse the operator for general costs of executive and administrative functions incurred at the home office. The COPAS overhead is normally adjusted on an annual basis based on inflationary increases.

        The business of acquiring producing oil and gas properties is an inherently speculative activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments relating to achievable production and price levels which are inherently uncertain and unpredictable. Although available geological and geophysical information can provide information on the potential for previously overlooked or untested formations, it is impossible to determine accurately the ultimate production potential, if any, of a particular well. Actual oil and gas production may vary considerably from anticipated

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     results. Moreover, the acquisition of a property or the successful recompletion of an oil or gas well does not assure a profit on the investment or return of the cost thereof. There can be no assurance that the Company will succeed in its efforts to acquire additional older oil and gas wells or in its development efforts aimed at increasing or restoring production from either currently owned or acquired wells. If the Company over-estimates the potential oil and gas reserves of a property to be acquired, or if its subsequent operations on the property are unsuccessful, the acquisition of the property could result in losses to the Company. Except to the extent that the Company acquires additional recoverable reserves or conducts successful exploration and development programs on its existing properties, the proved reserves of the Company will decline over time as they are produced. There can be no assurances that the Company will be able to increase or replace reserves through acquisitions, exploration and development.

     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

        Prior to February 1, 1996, Drilling's ownership interest in the oil and gas properties acquired by Offshore was 80%. Robert A. Buschman ("Buschman"), H. Wayne Hightower and H. Wayne Hightower, Jr. (the "Hightowers") owned the remaining 20% interest. As a result of the Company's 80% ownership interest, GulfMex's financial statements are combined with the Company's financial statements prepared as of January 31, 1998. The minority interests of Buschman and the Hightowers are separately set forth in the balance sheet and the statements of operations of the Company.

        Effective February 1, 1996, Buschman and the Hightowers agreed to restructure Offshore whereby the aggregate 20% minority limited partnership interests of Buschman and the Hightowers would be redeemed, and as a result of in kind distributions, became proportionate working interest owners of the onshore oil and gas properties previously held by Offshore. All existing interests in the offshore oil and gas properties held by Offshore at January 31, 1996 were conveyed to GulfMex, a newly formed Texas limited partnership, which has the same proportionate ownership structure as that of Offshore prior to the restructuring. Buschman and the Hightowers no longer are limited partners of Offshore and are now 20% limited partners in GulfMex. Subsequent to January 31, 1996, Offshore is 100% indirectly owned by the Company and GulfMex is 80% indirectly owned by the Company which is reflected in the consolidated financial statements prepared as of January 31, 1998 and 1999.

        All intercompany balances and transactions have been eliminated in consolidation.

     PETITION FOR RELIEF UNDER CHAPTER 11

        On November 12, 1998, Rio Grande, Inc., Drilling, RG-Desert, Offshore and GulfMex filed voluntary petitions under Chapter 11 of the Bankruptcy Act, in the United States Bankruptcy Court, Western District of Texas, San Antonio Division. The consolidated financial statements of the Company have been reported in accordance with the provisions of Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." For more information regarding the Chapter 11 filing see
     Note 2 - Petition for Relief Under Chapter 11 and Subsequent Consummation.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     CASH AND CASH EQUIVALENTS

        For purposes of the statement of cash flows, cash and cash equivalents are characterized as having high liquidity with little market risk and include checking accounts and money market accounts.

     OIL AND GAS PROPERTIES

        The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, the acquisition costs of oil and gas properties acquired with proven reserves are capitalized and amortized on the unit-of-production method as produced. Development costs or exploratory costs are capitalized and amortized on the unit-of-production method if proved reserves are discovered, or expensed if the well is a dry hole.

        Capitalized costs of proved properties are periodically reviewed for impairment on a property-by-property basis, and, if necessary, an impairment provision is recognized to reduce the net carrying amount of such properties to their estimated fair values. Fair values for the properties are based on future net cash flows as reflected on the year end reserve report. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company recognized a non-cash pre-tax charge against earnings of approximately $8,615,000 and $4,289,000 for the fiscal years ended January 31, 1998 and 1999, respectively, related to its oil and gas properties.

     OTHER PROPERTY AND EQUIPMENT

        Depreciation on other property and equipment is provided using the straight-line method over their estimated useful lives. Maintenance and repairs are expensed as incurred.

     FEDERAL INCOME TAXES

        The Company utilizes the liability method to account for income taxes as prescribed by SFAS No. 109. Under this method, deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates expected to apply in future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company files a consolidated Federal income tax return with its subsidiaries, including the operations from certain partnerships.

     USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     EARNINGS PER SHARE

        In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share. This standard, effective for financial statements issued for periods ending after December 15, 1997, replaces the presentation of primary earnings per share with a presentation of basic earnings per share. This standard requires dual presentation of basic and diluted earnings per share on the face of the statement of operations.

        Basic net earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is computed by assuming the issuance of common shares for all dilutive potential common shares outstanding.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

        Because of the financial condition of the Company the fair value of the Company's financial instruments were not determinable.

     STOCK-BASED COMPENSATION

        SFAS No. 123, "Accounting for Stock-Based Compensation," allows a Company to adopt a fair value based method of accounting for stock-based employee compensation plans or to continue to use the intrinsic-value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to account for stock-based compensation under the intrinsic-value method under the provisions of APB Opinion 25 and related interpretations. Under this method, compensation expense is recognized for stock options when the exercise price of the options is less than the value attributed to the stock on the date of grant. The impact of SFAS No. 123 had no material effect on the Company's consolidated results of operations or financial condition.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which established standards of accounting and reporting for derivative instruments and for hedging activities. It requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and measures these instruments at fair value. This statement is effective for financial statements for periods beginning June 15, 1999. The Company has not estimated the impact on its financial statements of the adoption of SFAS No. 133.

     HEDGING TRANSACTIONS

        The Company may enter into commodity derivative contracts for non-trading purposes as a

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     hedging strategy to manage commodity prices associated with certain oil and gas sales and to reduce the impact of price fluctuations. The Company primarily uses collar arrangements for production on properties. While derivative financial instruments are intended to reduce the Company's exposure to declines in the market price of oil and natural gas, the derivative financial instruments may limit the Company's gain from increases in the market price of oil and natural gas. Income and costs related to these hedging activities are recognized in oil and gas revenues when the commodities are produced.

     FINANCIAL STATEMENT PRESENTATION

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.

(2)  PETITION FOR RELIEF UNDER CHAPTER 11 AND SUBSEQUENT CONSUMMATION

        On November 2, 1998, EXCO Resources, Inc., a Texas corporation ("EXCO") acquired from Comerica Bank - Texas (the "Bank") a Promissory Note ("Note") dated January 15, 1997, which was executed by RGI and Drilling as co-makers in favor of the Bank. EXCO paid approximately $6.4 million for the purchase price of the Note with available cash on hand. The Note, in the original face amount of $50,000,000, had a principal amount outstanding of $13,127,666 and related accrued interest payable of $486,227 on November 2, 1998. Repayment of the Note was secured by a first lien deed of trust, mortgage and security interest in substantially all of RGI's and certain of its subsidiaries' and/or affiliates' assets, primarily oil and gas leasehold interests and tangible well equipment (the "Collateral Properties"). The sum of the outstanding principal and accrued interest on the Note was significantly in excess of what RGI believed to be the current market value of the Collateral Properties. Pursuant to an agreement between Comerica and EXCO relating to the purchase by EXCO of the Note, EXCO acquired all of Comerica's rights pursuant to the Note and the related Loan Agreement and associated collateral documents. In connection with EXCO's purchase of the Note, Comerica agreed to dismiss litigation it had initiated against RGI and its directors seeking to collect amounts due under the Note.

        Contemporaneously with EXCO's purchase of the Note, RGI, EXCO and Koch, the holder of RGI's preferred stock, entered into a Voting Agreement (the "Agreement") providing for a Financial Restructuring (as defined in the Agreement) with regards to the Note, the Preferred Stock Interests (as defined in the Agreement) of Koch and other claims against RGI. The proposed Financial Restructuring provided that RGI and certain of its subsidiaries and/or affiliates would commence cases under Chapter 11 of the Bankruptcy Code and would seek to obtain approval of a joint plan of reorganization pursuant to the terms of the Financial Restructuring (the "Proposed Plan"). The description of the Agreement set forth herein is expressly qualified by and made subject to the terms of the Agreement, a copy of which was previously filed. The Proposed Plan provided for distributions to claimants in a manner substantially similar to the Plan (as hereinafter defined) ultimately confirmed by the bankruptcy court.

        In accordance with the Agreement, RGI filed a voluntary petition on November 12, 1998 under Chapter 11 of the Bankruptcy Act, Case No. 98-55619-C in the United Stated Bankruptcy Court,

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Western District of Texas, San Antonio Division, Judge Leif M. Clark presiding (the "Court"). RGI, as Debtor-in-Possession, operated and managed its affairs during the bankruptcy proceedings. The case was consolidated and jointly administered with the Chapter 11 cases simultaneously filed by the following affiliates of RGI (collectively with RGI, the "RGI Group"): Drilling, a Texas corporation and wholly-owned subsidiary of Rio Grande, Inc.; RG-Desert, a Nevada corporation and wholly-owned subsidiary of Drilling; Offshore, a Texas limited partnership, the sole general partner of which was Drilling and the sole limited partner of which was Desert; and GulfMex, a Texas limited partnership, the sole general partner of which was Offshore, which owns an 80% interest in GulfMex. The case was styled "In re: Rio Grande, Inc., Rio Grande Drilling Company, Rio Grande Desert Oil Company, Rio Grande Offshore, Ltd., and Rio Grande GulfMex, Ltd.," (Case Nos. 98-55619-C, 98-55620-C, 98-55621-K, 98-55622-C and 98-55623-C, respectively, jointly administered under Case No. 98-55619-C).

        On January 25, 1999, that certain First Amended Disclosure Statement to First Amended Joint Plan of Reorganization, dated January 25, 1999, was filed and approved by the Court. That certain First Amended Joint Chapter 11 Plan of Reorganization, dated January 25, 1999 as modified March 4, 1999, (the "Plan"), was filed with the Court and confirmed pursuant to that certain Confirmation Order entered March 5, 1999 (the "Confirmation Order"). Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

        The Plan provided for certain class ("Class") definitions for each group of creditors or parties that may have had claims against a member of the RGI Group. The Class definitions were:

         Class 1    The Allowed Secured Claim in respect of the Note.

         Class 2 Any Allowed Secured Claims against any of the RGI Group other than the Allowed Secured Claim in Class 1.

         Class 3 Any Allowed Claims against any of the RGI Group that are unsecured claims entitled to priority pursuant to the Bankruptcy Code, other than Priority Claims specified in sections 507(a)(1), 507(a)(2), and 507(a)(8) of the
                    Bankruptcy Code.

         Class 4 Any Allowed, Nonpriority Unsecured Claims against any of the RGI Group not classified elsewhere including any Deficiency Claim under the Note.

         Class 5 Allowed Preferred Stock Interests in RGI, and all rights to dividends and any other rights associated therewith, held by Koch Exploration Company.

         Class 6    Allowed Limited Partnership Interests in GulfMex.

         Class 7 Allowed RGI Common Stock interests, and any options, warrants, or other rights or Claims in respect of such Common Stock, and all other equity interests of the RGI
                    Group, excluding those equity interests classified in Classes 5 and 6.

         Class 8    Intercompany claims.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The Plan provided for treatment of the Classes in the following manner:

        Administrative and Priority Tax Claims were unclassified under the Bankruptcy Code and were paid in full. Class 1 claims were allowed in full and were satisfied by delivery of all the Reorganized RGI Common Stock. Classes 2, 3, and 4 claims were paid in full and the legal rights of the claimants were unaltered. Class 5 claims were canceled in exchange for a 30-day option to acquire up to 24.5% of the working interest owned by the RGI Group in the Righthand Creek Properties for $698,250. The Class 6 legal interests remain outstanding, unaltered. The Class 7 and 8 claims were extinguished in full.

        The Plan provided for its implementation through (1) merging of Drilling, Offshore and Desert with and into RGI, (2) paying cash to unclassified claims and Classes 2, 3, and 4, (3) restating and amending the Reorganized RGI charter to comply with section 1123(a)(6) of the Bankruptcy Code by, inter alia, providing for restrictions on issuance of non-voting equity securities and (4) canceling all shares of Common Stock and Preferred Stock and reissuing Reorganized RGI Common Stock to Class 1.

        The Plan also provided for limitation of liability on Exculpated Persons with respect to good faith attempts to implement and consummate the Plan.

        The Plan provided for the assumption of generally all executory contracts and unexpired leases but for the rejection of any pre-petition employment agreements effective upon the last day of the calendar month in which substantial confirmation of the Plan occurred.

        The Plan was confirmed by the Court on March 4, 1999 and consummation of the Plan began on March 16, 1999. On March 17, 1999, EXCO completed the acquisition of RGI, including the completion of a series of mergers which effected the merger of Desert, Offshore and Drilling into RGI pursuant to the terms of the Plan. On March 30, 1999 RGI was merged into EXCO.

(3)  SALES CONTRACT

        Effective February 1, 1997, Offshore's contract marketing agent entered into a one year sales contract with an independent oil purchaser to deliver up to an average of 650 barrels of crude oil daily in Righthand Creek. The sales contract provides for a floor price of $20 per barrel and a ceiling price of $23.45 per barrel of crude oil delivered from Righthand Creek. The price determination for the crude oil is based on the posted price of Louisiana Sweet Crude at St. James, Louisiana ("LLS") plus a posting bonus of $1.50 per barrel ("Bonus"). Under the terms of the sales contract, there is no penalty for under delivery of oil from Righthand Creek unless the LLS plus Bonus exceeds $23.45 per barrel. If the penalty clause is invoked, the amount of penalty due would be computed as follows: the sum of 650 barrels of daily crude oil contracted times the number of days in the month less the actual barrels delivered times the difference between LLS plus Bonus less $23.45. Although the Righthand Creek wells are currently producing less than the 650 barrels of daily crude oil requirement, the LLS plus Bonus has been less than $23.45 per barrel.

        In August 1997, the Company, on behalf of Offshore, entered into a commodity futures oil swap

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     agreement ("Oil Swap Agreement") with Koch Oil Company. That Oil Swap Agreement was made pursuant to an existing Master Commodity Swap Agreement between the Company and Koch, at no current cost to the Company, and is termed a "Costless Put/Call Collar Option," covering the period between February 1, 1998 and January 31, 1999. The Oil Swap Agreement is based upon 400 barrels of oil per day and establishes settlement dates on the last day of each calendar month during the contract period. It sets a floating price equal to Koch Oil Company's monthly average LLS posting plus $1.50, and strike prices of $18.20 for put options and $19.97 for call options. On any settlement date, if the floating price is less than the put option strike price, then Koch must pay the Company the price difference, multiplied by the determination quantity for the month. On any settlement date, if the floating price exceeds the call option strike price, the Company must pay Koch the difference, multiplied by the determination quantity for the month.

        Except as described above, the Company is not obligated to provide a fixed or determinable quantity of oil and gas in the future under any existing contracts, agreements, hedge or swap arrangements.

(4)  PLATFORM ABANDONMENT FUND

        The existing oil and gas properties which are located in federal waters offshore Louisiana consist of a series of platforms for each "OCS" lease, each of which accommodate one or more producing oil and gas wells. Federal regulations mandate strict rules for the plugging and abandonment of the offshore wells and platforms. Due to the offshore locations, the costs related with such plugging and abandonment can be substantial; therefore, the operator of the offshore oil and gas properties has scheduled monthly deductions from production proceeds of the working interest owners of certain properties to fund the total estimated liability at the completion of the productive life of the wells and platform. The amount deducted each month is based upon a ratio of that month's production to the estimated remaining proved producing reserves of each property. GulfMex's estimated ultimate plugging and abandonment requirements may increase due to inflation or other circumstances, or may decrease as a result of a sale of the platform with the buyer assuming plugging and abandonment liabilities. During the fiscal year ended January 31, 1998, Eugene Island Block 343's wells and platform were plugged and abandoned. GulfMex funded approximately $64,000 in excess of its abandonment escrow for its portion of the abandonment liability for that platform. No offshore platforms were abandoned during the fiscal year ended January 31, 1999. The operators estimate the total plugging and abandonment liability for the remaining platforms in which GulfMex or Offshore own interests and wells to be approximately $835,000 of which $535,000 has been accrued. GulfMex's abandonment escrow account as of January 31, 1999 is approximately $364,000.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)  LONG-TERM DEBT AND GOING CONCERN

                                                                       JANUARY 31
                                                      --------------------------------------------
                                                             1998                      1999
                                                      -------------------       ------------------
Long-term debt consists of the following:
Senior indebtedness ("Senior Credit Facility")        $        13,178,002       $       13,127,298
Vehicle loans                                                      73,870                   10,067
Less long-term debt reclassified as current                   (13,178,002)             (13,127,298)
                                                      -------------------       ------------------
                                                      $            73,870       $           10,067
                                                      ===================       ==================

        Effective January 16, 1997, the Company and Drilling executed the First Amendment to the Senior Credit Facility ("First Amendment") with Comerica Bank - Texas (the "Bank") which provided for the increase of the Senior Credit Facility to $50 million and the increase of the Borrowing Base to approximately $17 million on that date. The Borrowing Base was initially subject to monthly reductions of $333,000 beginning April 1, 1997 to continue until the next determination of the Borrowing Base on February 1, 1998. The First Amendment also provided for extending the maturity date of the Senior Credit Facility to February 1, 2000.

        All of the Company's interests (direct or indirect) in existing oil and gas properties, miscellaneous assets, and future oil and gas property acquisitions serve as collateral for the Senior Credit Facility. The Senior Credit Facility contains various restrictions including, but not limited to, restrictions on payments of dividends or distributions other than those capital distributions to Buschman and the Hightowers in GulfMex, maintenance of positive working capital, and no change in the ownership control or the President of the Company.

        The interest rate options available to the Company are based either on a prime rate determination or a Eurodollar rate determination. The outstanding principal balance under the Borrowing Base will be subject to the senior lender's prime rate plus 0.5% calculated on actual days of a year consisting of 365 days unless written notice is provided to the bank to elect an amount to be converted to a Eurodollar rate determination. The Company can select any amount of the outstanding principal under the Borrowing Base to be converted into recurring terms of 30, 60, 90 or 180 day periods. The interest rate is based on the time period selected plus an incremental margin payable to the senior lender equivalent to 2.25%. Interest under the Eurodollar rate is determined on actual days of a year consisting of 360 days. For any unused portion of the Borrowing Base, a commitment fee of 3/8ths of one percent per annum will be charged to the Company. The outstanding principal balance of the Senior Credit Facility was approximately $13,127,000 at January 31, 1999.

        The Company received a Borrowing Base Redetermination Notice in January 1998 advising the Company that effective February 1, 1998, the Company's Borrowing Base had been redetermined to be $6,500,000. The balance of the Company's outstanding indebtedness with the Bank, approximately $13,127,000, exceeded the Borrowing Base by approximately $6,627,000 (the "Deficiency"). Under the terms of the Senior Credit Facility, the Bank gave notice to the Company

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     to either provide the Bank with additional collateral to increase the Borrowing Base, or reduce the outstanding balance of the Company's indebtedness to an amount less than or equal to the redetermined Borrowing Base.

        The Company entered into a subsequent letter agreement with the Bank in March 1998 which extended to the close of business on Friday, April 3, 1998, the time by which the Company must eliminate the Deficiency in the manner set forth above or reach other accommodation with the Bank. For and in consideration of the extension to April 3, 1998, the Company agreed to execute certain supplemental documents pertaining to collateral properties; pay an extension fee of $25,000 on or before April 3, 1998; terminate its ability to utilize the Eurodollar Rate Option under the Loan Agreement; increase the applicable interest rate to prime rate plus three percent; execute a letter waiving compliance with the working capital covenant for the month of November 1997; pay the Bank specified legal and engineering expenses and furnish the Bank with copies of any agreements related to any proposed refinancing.

        The Company received from the Bank, a "Notice of Defaults and Events of Default" whereby the Bank declared the entire outstanding principal balance of the Senior Credit Facility and all interest accrued thereon to be immediately due and payable. In addition, the Bank advised the Company that it intended to pursue all remedies that are available in law and in equity, including but not limited to, foreclosure proceedings in order to collect all amounts due.

        The Bank also submitted "Letters in Lieu of Transfer Order and Division Order" to certain purchasers and marketing entities of the Company's oil and gas products. The Letters in Lieu direct such purchasers to make payments for the settlement of purchased products directly to the Bank.

        On August 11, 1998, the Company was notified that the Bank initiated foreclosure proceedings with regard to the Company's Texas properties by posting the properties for foreclosure. As described in Note 2 - Petition for Relief Under Chapter 11 and Subsequent Consummation, EXCO purchased the Note from the Bank.

        Interest expense paid during the years ended January 31, 1998 and 1999, was approximately $1,139,000 and $394,000, respectively. As of January 31, 1999, accrued interest expense not paid was approximately $544,000. The Company stopped accruing interest on November 12, 1998 as the debt was undersecured. The average interest rate for the years ended January 31, 1998 and 1999 was approximately 8.2% and 11.7%, respectively.

(6)  INCOME TAXES

        The Company utilizes the liability method to account for income taxes as prescribed by Statement of Financial Accounting Standards No. 109. Under this method, deferred income tax assets or liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



        There was no federal income tax expense for the years ended January 31, 1998 and 1999 as a result of the operating losses incurred. State income tax for the years ended January 31, 1998 and 1999 was approximately $4,350 and $9,520, respectively.

        The Company has significant tax carryforwards available to reduce its future tax liability. The following table summarizes the Company's tax carryforwards at January 31, 1999:


                    DESCRIPTION                             AMOUNT       EXPIRATION DATE
                    -----------                             ------       ---------------
Federal net operating losses                          $ 26,050,000      2000 through 2014
State net operating losses                               7,530,000           Various
Alternative minimum tax credits                             15,000            None

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 31, 1998 and 1999 are as follows:

                                             1998              1999
                                         ------------      ------------
Deferred tax assets:
Property, plant and equipment,
    principally due to difference in
    depreciation, depletion and
    amortization                         $  2,478,000      $  4,745,000
Net operating loss carryforwards           10,368,000        10,250,000
Alternative minimum tax credit
    carryforwards                              15,000            15,000
Deferred abandonment costs and
    other                                     140,000           159,000
                                         ------------      ------------
    Total gross deferred tax assets        13,001,000        15,169,000
                                         ------------      ------------
    Total net deferred tax assets          13,001,000        15,169,000

    Less valuation allowance              (13,001,000)      (15,169,000)
                                         ------------      ------------
    Net deferred tax asset               $       --        $       --
                                         ============      ============


        A valuation allowance has been established to decrease total gross deferred tax assets to the amount of the total gross deferred tax liabilities due to the uncertainties involved in the ultimate realization of the deferred tax assets. The valuation allowance increased by approximately $2,168,000 in 1999 and increased approximately $6,669,000 in 1998 due to the change in the corresponding gross deferred tax assets.

        No federal income taxes were paid during the years ended January 31, 1998 and 1999.

(7)  REDEEMABLE PREFERRED STOCK

        Pursuant to the Plan described in Note 2, all of the Preferred Stock was

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     canceled on March 16, 1999.

        On January 15, 1997, the Company filed a Certificate of Designation, Preferences and Rights of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock ("Certificate") with the Secretary of State, Delaware. The Certificate amended the Company's Certificate of Incorporation to establish three new series of preferred stock consisting of 700,000 shares of Series A Preferred Stock, 500,000 shares of Series B Preferred Stock, and 500,000 shares of Series C Preferred Stock, each having a par value of $.01 per share. The remaining 1,300,000 preferred shares of the Company's 3,000,000 total shares of authorized preferred stock remain undesignated. The Certificate provides for the rights, preferences, powers, restrictions and limitations of the respective series of preferred stock, and the summary of the rights, preferences and other terms of the respective series of preferred stock.

        On January 16, 1997, the Company and Koch Exploration Company ("Koch"), an affiliate of Koch Industries, Inc., concluded a $10 million private placement for the designated preferred stock as described above. Koch acquired 500,000 shares of Series A Preferred Stock for $5 million and 500,000 shares of Series B Preferred Stock for $5 million. The Koch Private Placement provides Koch the right and option to purchase up to an additional 200,000 shares of Series A Preferred Stock at the face value of $10 per share of Series A Preferred Stock at any time after January 16, 1999 but on or before January 16, 2000.

        SERIES A PREFERRED STOCK. Pursuant to the Koch Private Placement, 500,000 shares of Series A Preferred Stock were initially issued by the Company at $10 per share. Holders of the Series A Preferred Stock, which has a face value of $10, are entitled to receive, out of funds legally available, cumulative dividends at the rate of 15% of the face value payable on the first day of February, May, August and November of each year. The first dividend payment of $220,377 was paid May 1, 1997, and included pro-rata dividends from the date of issuance on January 16, 1997 to May 1, 1997. The Company's Board of Directors declared dividends be paid for the August 1, 1997 dividend payment date; however, due to the Company's inadequate working capital, the dividend was not paid. Dividends on the Series A Preferred Stock have not been declared for the November 1997 through November 1998 dividend payment dates. As of January 31, 1999, accrued dividends for holders of Series A Preferred Stock is approximately $938,000 which has been added to the redeemable preferred stock capital account.

        SERIES B PREFERRED STOCK. Pursuant to the Koch Private Placement, 500,000 shares of Series B Preferred Stock were issued by the Company for consideration of $10 per share. Holders of the Series B Preferred Stock, which has a face value of $10 per share, are entitled to receive, out of funds legally available, cumulative dividends at the rate of .035 shares of Series C Preferred Stock per quarter per share of Series B Preferred Stock, which also has a face value of $10 per share. The dividend payment date for the Series B Preferred Stock is the first day of February, May, August and November of each year. Dividends on the Series C Preferred Stock are payable in preference and priority to payment of dividends on the Series B Preferred Stock.

        On the first dividend payment date of May 1, 1997, 17,500 shares of Series C Preferred Stock were issued to Koch as a dividend on the Series B Preferred Stock. The Company's Board of

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Directors declared a dividend on the Series B Preferred Stock for the August 1, 1997 dividend payment date; however, the 17,500 shares of Series C Preferred Stock have not been issued to Koch. Dividends due on the Series B Preferred Stock have not been declared for the dividend payment dates of November 1997 through November 1998. The Series B Preferred Stock dividends are payable in shares of Series C Preferred Stock which have a liquidation value of $10 per share at maturity on January 16, 2002. The liquidation value of each share of Series C Preferred Stock is accreted, as accrued dividends, from the date of issue to maturity. The accrued dividends attributable to such accretion value are approximately $86,000 as of January 31, 1999, which have been added to the redeemable preferred stock capital account.

        VOTING RIGHTS - SERIES B PREFERRED STOCK. Holders of all the issued and outstanding 500,000 shares of Series B Preferred Stock collectively are eligible to cast votes equivalent to 24% of the then issued and outstanding shares of common stock on all matters submitted to the stockholders for vote at any annual or special stockholders meeting. If at any time the Company is in arrears in whole or in part with regard to quarterly dividends and such nonpayment remains in effect for three consecutive dividend payment dates, the holders of the Series B Preferred Stock may notify the Company of their election to exercise rights to cast votes equivalent to 51% of the then issued and outstanding shares of common stock. At any time that the holders hold less than 500,000 shares of Series B Preferred Stock, the voting percentage of either 24% or 51% is reduced on a pro-rata basis.

        The Company is currently in arrears on 6 consecutive dividend payments on the Series A, Series B and Series C Preferred Stock. Koch has not given notice to the Company of their election to exercise rights to cast votes equivalent to 51% of the current outstanding shares of common stock of the Company. As more fully described below, Koch also has the right to convene a special meeting of the stockholders at which Koch would have the right to elect a majority of the number of directors constituting the Company's Board of Directors. Koch has not invoked such rights.

        BOARD OF DIRECTORS. The holders of Series B Preferred Stock shall have the right to nominate and elect to the Company's Board of Directors nominees representing not less than one-third of the number of members constituting the Board of Directors so long as there are more than 200,000 shares of Series B Preferred Stock issued and outstanding.

        SERIES C PREFERRED STOCK. The holders of Series C Preferred Stock, which has a face value of $10, are entitled to receive cumulative dividends, out of funds legally available, at the rate of 14% of the face value payable on the first day of February, May, August and November of each year. No shares of Series C Preferred Stock were initially issued in connection with consummation of the sale of the Series A and Series B Preferred Stock pursuant to the Koch Private Placement. On May 1, 1997, 17,500 shares of Series C Preferred Stock were issued as dividends on the Series B Preferred Stock. The Company's Board declared a dividend payment of $6,125 on the Series C Preferred Stock effective August 1, 1997; however, due to the Company's inadequate working capital, the cash dividend payment due on August 1, 1997 was not made. No subsequent dividends have been declared or paid for the Series C Preferred Stock. As of January 31, 1999, accrued dividends of $92,000 has been added to the redeemable preferred stock capital account.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  COMMON STOCK

        Pursuant to the Plan described in Note 2, all of the common stock of the Company was canceled in full on March 16, 1999, then new Company common stock was issued to EXCO.

        As discussed in Note 1, the Company has elected to account for stock-based compensation under the intrinsic-value method under the provisions of APB Opinion 25. SFAS No. 123 had no impact on the Company's consolidated results of operations or financial condition.

     COMMON STOCK OPTIONS

        As of January 31, 1999, options for a total of 270,000 shares of common stock at exercise prices (not less than fair market value at the time the options were issued) of $0.385 to $0.40 per share granted, pursuant to the 1986 Non-Qualified Stock Option Plan and 1986 Incentive Stock Option Plan (collectively the "86 Plans") remained outstanding. All outstanding options under the 86 Plans shall remain in effect until they have been exercised or have expired.

        On June 1, 1995, the Company adopted the 1995 Non-Qualified Stock Option Plan and 1995 Incentive Stock Option Plan to replace the 86 Plans, under which a total of 1,025,000 shares of common stock has been reserved. As of January 31, 1999, options for a total of 170,000 shares of common stock at an exercise price (not less than fair market value at the time the options were issued) of $0.34 to $0.45 per share have been granted, of which none have been exercised. All outstanding options were exercisable at January 31, 1999.

     COMMON STOCK WARRANTS

        On September 27, 1995, the purchasers of 11.50% Subordinated Notes ("Holders") were issued warrants which provide for the purchase of up to 1,388,160 shares of Class A Common Stock, par value $0.01 per share at an exercise price of $0.40 per share, subject to adjustment under certain circumstances. The exercise price of the warrants was reduced from the initial $0.40 per share to $0.20 per share in connection with the amendments and modifications necessary to finalize the Senior Credit Facility. The warrants expire September 30, 2002. During the fiscal year ended January 31, 1998, 624,672 warrants to purchase common stock were exercised at $0.20 per share for total consideration of $124,934. A total of 763,488 warrants remains outstanding at January 31, 1999.

(9)  RELATED PARTY TRANSACTIONS

        One of the limited partners in GulfMex is Robert A. Buschman, Chairman of the Board of the Company. Buschman has made capital contributions equivalent to his ten percent (10%) ownership interest in GulfMex.

        The Company obtained the consent of the Holders to restructure Offshore in order to permit the Company to realize certain efficiencies through the proportionate allocation of working interest expenses and overhead to the minority limited partners of GulfMex. As a result of the restructuring,

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Buschman and the Hightowers became proportionate individual working interest owners of the onshore oil and gas properties previously owned by them through their proportionate limited partnership interests in Offshore. The offshore oil and gas properties held by Offshore were conveyed to GulfMex, a newly formed Texas limited partnership, which holds the same beneficial ownership in the offshore oil and gas properties as Offshore held prior to the restructure. Offshore is the sole general partner of GulfMex. The limited partnership agreement for GulfMex is substantially the same as the existing Offshore limited partnership agreement.

        As a result of the restructuring, Buschman and the Hightowers directly own (1) 20% of the onshore leasehold working interests formerly owned by them through Offshore; and (2) a 20% limited partnership interest in GulfMex. Buschman and the Hightowers no longer are limited partners in Offshore; however, the reorganized Offshore remains in existence as a Texas limited partnership with Drilling as the general partner with a 1.25% partnership interest and Desert with a 98.75% limited partnership interest.

        As additional consideration for the restructuring, Buschman and the Hightowers retained the right to participate in acquisitions of oil and gas properties in those areas where Offshore had properties as of the effective date of the restructuring. The effective date of the restructuring was February 1, 1996. Any participation in the subsequent acquisition of oil and gas properties in those areas of mutual interest will be on a basis proportionate to the percentage interests of Buschman and the Hightowers in Offshore prior to the restructuring and would provide for sharing of economic benefits and burdens in accordance with the relative ownership interests.

(10) COMMITMENTS AND CONTINGENCIES

        Rental expense under an operating lease for office space, with an initial term ending July 31, 1998 and continuing on a month-to-month basis thereafter, was approximately $122,000, for the year ended January 31, 1998. Beginning August 1, 1998, office rent was paid on a month-to-month basis at a rate of approximately $16,000 per month. As a result of the consummation of the Plan as described in Note 2 - Petition for Relief Under Chapter 11 and Consummation, the month-to-month rental agreement was terminated effective April 7, 1999.

        The Company is a party to a lawsuit styled State of Louisiana, Robert Cormier v. Rio Grande Drilling Company and ABC Insurance Company. A proof of claim was filed by Mr. Cormier while the Company was in Chapter 11. The Company filed an objection to this claim. The claim is for an undetermined amount. In the opinion of management, the Company is adequately insured against such claim, and any ultimate liability will not have a material adverse effect on the financial condition, cash flow or operations of the Company.

(11) MAJOR CUSTOMERS

        The Company had two purchasers that accounted for approximately $1,534,000 and $1,675,000 of production revenue for the year ended January 31, 1999 and accounted for 36% of the trade receivables balance at January 31, 1999. The Company had two purchasers that accounted for approximately $6,523,072 and $372,249 of production revenue for the year ended January 31, 1998

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     and accounted for 79% of the trade receivables balance at January 31, 1998.

(12) OIL AND GAS ACTIVITIES (UNAUDITED)

     CAPITALIZED COSTS INCURRED RELATING TO OIL AND GAS PRODUCING ACTIVITIES

        The following tables set forth the aggregate capitalized costs and accumulated depreciation, depletion, and amortization for oil and gas properties, all of which are proved, at January 31, 1998 and 1999.


                                            1998              1999
                                        ------------      ------------
Capitalized costs of proved
  properties                            $ 26,760,906      $ 26,675,952
Accumulated depreciation,
  depletion and amortization             (17,914,860)      (23,522,448)
                                        ------------      ------------
Net capitalized costs                      8,846,046         3,153,504
Less minority interest of
  limited partner                            128,837            16,678
                                        ------------      ------------
Net to Company                          $  8,717,209      $  3,136,826
                                        ============      ============


For the year ended January 31, 1998 and 1999, the following capitalized costs were incurred:

                                            1998              1999
                                        ------------      ------------
Producing properties                    $  4,089,276      $    517,824
Exploratory properties                       318,855                --
                                        ------------      ------------
Total                                   $  4,408,131      $    517,824
                                        ============      ============

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

        The following tables set forth the results of operations for oil and gas producing activities in the aggregate for the years ended January 31, 1998 and 1999. All of the Company's oil and gas producing properties are located in the United States.


                                                  1998               1999
                                              ------------       ------------
Oil and gas sales                             $  7,144,241       $  4,406,790
Lease operating expenses                        (3,449,429)        (2,059,807)
Dry hole costs and lease abandonments             (294,265)           (89,304)
Provision for abandonment                             --              (48,100)
Depletion and impairment                       (15,339,295)        (5,928,362)
                                              ------------       ------------
Pretax results of operations                   (11,938,748)        (3,718,783)
Income tax expense (benefit)                         4,351              9,523
                                              ------------       ------------
Results of operations from oil and gas
  producing activities  (excluding
  corporate overhead and interest costs)      $(11,943,099)      $ (3,846,051)
                                              =============      =============

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

        The following table represents the Company's estimate of its proved oil and gas reserves, developed and undeveloped, as of January 31, 1998 and 1999. The reserve estimates have been prepared by independent petroleum reserve engineers. Reserve estimates for producing oil and gas properties are inherently imprecise. Even more imprecise are reserve estimates for new discoveries.


                                             ---------------   ------------
                                             OIL/CONDENSATES        GAS
                                             ---------------   ------------
                                                  (BBLS)           (MMCF)
Proved Reserves:
Balance at January 31, 1997                     4,185,177          10,216
    Acquisition                                    38,662             291
    Production                                   (230,444)         (1,039)
    Revisions of previous
       estimates                               (2,449,277)         (4,486)
                                             ------------      ----------
  Balance at January 31, 1998                   1,544,118           4,982
    Acquisition                                        --              --
    Production                                   (177,403)           (658)
    Revisions of previous
      estimates                                  (417,189)          1,680
    Sale of reserves in place                    (156,447)           (659)
                                             ------------      ----------
Balance at January 31, 1999                       793,079           5,345
                                             ============      ==========


     STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED RESERVES

        The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves for 1998 and 1999. The standardized measure is the estimated excess future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from production of year-end quantities of proved reserves based on year-end prices and fixed and determinable future escalation provided by contractual arrangements in existence at year-end. Escalation based on inflation, federal regulatory changes, and supply and demand are not considered. Estimated future production costs related to year-end reserves are based on year-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate year-end statutory tax rates. Consideration is given for the effects of operating loss carryforwards, permanent differences, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows after income taxes.

                        RIO GRANDE, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        The methodology and assumptions used in calculating the standardized measure are those required by Statement of Financial Accounting Standards No. 69. It is not intended to be representative of the fair market value of the Company's proved reserves. The valuations of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.


                                                        1998                 1999
                                                -------------------  -------------------
Future cash inflows                             $        37,065,200  $        15,665,400
Future production costs                                 (12,496,800)          (6,322,000)
Future development costs                                 (3,260,700)          (1,456,200)
Future provision for abandonment in
  excess of revenue deductions                             (146,500)            (171,500)
                                                -------------------  -------------------
Future net cash flows before income tax
  expense                                                21,161,200            7,715,700
Future income tax expense, after
  consideration of the effect of net
  operating loss carryforwards                                   --                   --
                                                -------------------  -------------------
Future net cash flows                                    21,161,200            7,715,700
Future net cash flows 10% annual
  discount to reflect timing of net cash
  flows                                                  (6,565,800)          (2,261,900)
                                                -------------------  -------------------
Standardized measure of discounted
 future net cash flows relating to proved
 reserves                                       $        14,595,400  $         5,453,800
                                                ===================  ===================

CHANGES IN DISCOUNTED NET CASH FLOWS:
Beginning of year                               $        62,555,600  $        14,595,400
Increase (decrease):
  Purchase of minerals in place                                  --                   --
  Additions to proved reserves                            2,523,200                   --
  Sales of reserves in place                                     --           (1,693,200)
  Accretion of discount and other                        14,367,200            1,459,500
  Sales of oil and gas net of production
    costs                                                (3,694,800)          (2,347,000)
  Revisions of previous estimates:
    Changes in prices                                   (27,800,400)          (4,923,300)
    Changes in quantities                               (30,370,800)          (1,637,600)
    Changes in estimated income taxes                    (2,984,600)                  --
                                                -------------------  -------------------
  Net increase (decrease)                               (47,960,200)          (9,141,600)
                                                -------------------  -------------------
  End of year                                   $        14,595,400  $         5,453,800
                                                ===================  ===================

                                                                       ITEM 7(b)

                              EXCO RESOURCES, INC.
               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


        As discussed in Item 2. Acquisition or Disposition of Assets, of EXCO's Form 8-K filed on April 1, 1999 dated March 17, 1999, EXCO substantially completed the acquisition of Rio Grande, Inc. ("RGI") on March 17, 1999, and RGI was merged into EXCO on March 30, 1999.

        The Pro Forma Combined Condensed Balance Sheet as of December 31, 1998, assumes the acquisition of RGI had been consummated on that date. The Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1998, have been prepared assuming the acquisition of RGI, had been consummated on January 1, 1998.

        The pro forma adjustments are based upon available information and assumptions that management of EXCO believes are reasonable. The pro forma combined condensed financial statements do not purport to represent the financial position or results of operations of EXCO which would have occurred had such transactions been consummated on the dates indicated or EXCO's financial position or results of operations for any future date or period.

                              EXCO RESOURCES, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                DECEMBER 31, 1998
                                   (Unaudited)



                                                                PRO FORMA
                                                               ADJUSTMENTS
                                 EXCO          RIO GRANDE        FOR THE                 PRO FORMA
                               HISTORICAL      HISTORICAL      ACQUISITION               COMBINED
                             --------------  ---------------  ---------------         ----------------
ASSETS:
Current assets:
   Cash                      $   21,493,000  $       563,758  $            --         $     22,056,758
   Accounts receivable
   and other assets                  64,000          649,655               --                1,313,655
                             --------------  ---------------  ---------------         ----------------
    Total current assets         22,157,000        1,213,413               --               23,370,413

Net property and
 equipment                        7,802,000        3,245,193        2,957,735  (2)          14,004,928
Other assets                         49,000          746,297         (359,863) (1)             435,434
Investments                       6,880,000               --       (6,539,000) (1)             341,000
                             --------------  ---------------  ---------------         ----------------
                             $   36,888,000  $     5,204,903  $    (3,941,128)        $     38,151,775
                             ==============  ===============  ===============         ================

LIABILITIES AND
STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable
       and accrued
         liabilities         $      647,000        1,526,657         (799,457) (1)    $      1,374,200
 Current maturities of
      long-term debt                  1,000       13,137,365      (13,127,365) (1)              11,000
                             --------------  ---------------  ---------------         ----------------
     Total current
        liabilities                 648,000       14,664,022      (13,926,822)               1,385,200
                             --------------  ---------------  ---------------         ----------------
Other accrued expenses                   --          526,575               --                  526,575

STOCKHOLDERS' EQUITY:
   Preferred stock                       --       11,230,258      (11,230,258) (1)                  --
   Common stock                     134,000           61,774          (61,774) (1)             134,000
   Additional paid-in
      capital                    36,617,000              --                --               36,617,000
   Retained earnings               (511,000)    (21,277,726)       21,277,726 (1)(2)          (511,000)
                             --------------  ---------------  ---------------         ----------------
    Total stockholders'
        equity                   36,250,000      (9,985,694)        9,985,694               36,240,000
                             --------------  ---------------  ---------------         ----------------
                             $   36,888,000  $    5,204,903   $    (3,941,128)        $     38,151,775
                             ==============  ===============  ===============         ================

                              EXCO RESOURCES, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                   (Unaudited)


                                                                     PRO FORMA
                                                                    ADJUSTMENTS
                                    EXCO           RIO GRANDE         FOR THE         PRO FORMA
                                   HISTORICAL      HISTORICAL       ACQUISITION       COMBINED
                                  -----------      -----------      -----------      -----------
REVENUES:
Oil and natural gas               $ 1,385,000      $ 4,406,790      $      --        $ 5,791,790
Other                                 690,000          350,831             --          1,040,831
                                  -----------      -----------      -----------      -----------
                                    2,075,000        4,757,621             --          6,832,621

EXPENSES:
Oil and natural gas
production                            786,000        2,059,807             --          2,845,807
Abandonment costs                        --            137,404             --            137,404
Depletion, depreciation and
amortization                          465,000        6,096,955             --          6,561,955
General and administrative          1,231,000        1,350,309             --          2,581,309
Interest and other                    104,000          938,763         (938,763) (3)     104,000
Minority interest in limited
partnership                              --           (127,268)            --           (127,268)
                                  -----------      -----------      -----------      -----------
Income (loss) before income
taxes                                (511,000)      (5,698,349)         938,763       (5,270,586)
Income taxes                             --              9,523             --              9,523
                                  -----------      -----------      -----------      -----------
Net income (loss)                    (511,000)      (5,707,872)         938,763       (5,280,109)
Dividends on preferred stock             --           (817,024)         817,024  (3)          --
                                  -----------      -----------      -----------      -----------
Net loss applicable to
common stock                      $  (511,000)     $(6,524,896)     $ 1,755,787      $(5,280,109)
                                  ===========      ===========      ===========      ===========

Basic and diluted earnings
(loss) per share                  $     (0.18)     $      --        $      --        $     (1.84)
                                  ===========      ===========      ===========      ===========

Weighted average number of
common and common
equivalent shares outstanding       2,871,000             --               --          2,871,000
                                  ===========      ===========      ===========      ===========

                              EXCO RESOURCES, INC.

                          NOTES TO UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS


A.      PRO FORMA ADJUSTMENTS FOR THE ACQUISITION OF RGI

     The accompanying unaudited Pro Forma Combined Condensed Balance Sheet has been prepared as if the acquisition of RGI had been consummated on December 31, 1998, and reflects the following adjustments:

     (1) To eliminate EXCO's investment in the Rio Grande, Inc. promissory note, the Rio Grande, Inc. promissory note and accrued interest on the Note, accrued dividends on the preferred stock, deferred costs associated with the issuance of the Note and the preferred stock, and Rio Grande Inc.'s preferred and common stock.

     (2) To record the adjustment of oil and gas properties to fair market value based on the purchase price.

     The accompanying unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1998 has been prepared as if the acquisition of RGI had been consummated on January 1, 1998 and reflects the following adjustment:

     (3) To eliminate the accrued interest on the Note and the accrued preferred stock dividends.

PRO FORMA RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH, 31, 1999

     The following table reflects the pro forma results of operations for the three months ended March 31, 1999 as though the acquisition of Rio Grande, Inc. had occurred on January 1, 1998.


                                                                    PRO FORMA
                                                                THREE MONTHS ENDED
                                                                  MARCH 31, 1999
                                                          ------------------------------
Revenue                                                   $         1,160,000
Net loss                                                  $          (195,000)
Net loss per share                                        $             (0.03)

                              EXCO RESOURCES, INC.

                          NOTES TO UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS

B. PRO FORMA COMBINED SUPPLEMENTAL OIL AND NATURAL GAS RESERVE AND STANDARDIZED MEASURE INFORMATION

RESERVE QUANTITY INFORMATION

     The following table presents EXCO's estimate of the pro forma combined proved oil and natural gas reserves of EXCO after giving effect to the acquisition of Rio Grande, Inc. as of December 31, 1998. All reserves are located in the United States. EXCO emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reservoir engineers.

                                         OIL (BBLS)       GAS (MCF)            BOE*
                                        ------------    ------------       ------------
Proved reserves                                1,756          13,057              3,932
                                        ============    ============       ============
Proved developed reserves                      1,561          10,747              3,352
                                        ============    ============       ============

-----------------

* Boe - Barrels of oil equivalent by converting 6 Mcf of natural gas to 1 Bbl of oil.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND NATURAL GAS RESERVES

     The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves ("Standardized Measure") is a disclosure requirement under Statement of Financial Accounting Standards No. 69.

     The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of EXCO's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

     Under the Standardized Measure, future cash flows are estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production costs, based on period-end costs, and projected future development costs to determine pre-tax cash inflows. Future income taxes are computed by applying the statutory rate (based on the current tax law adjusted for permanent differences and tax credits) to the excess of pre-tax net cash flows over EXCO's income tax basis of its oil and natural gas properties. Future net cash flows are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

                              EXCO RESOURCES, INC.

                          NOTES TO UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS


     The pro forma Standardized Measure of discounted future net cash flows relating to EXCO's proved oil and natural gas reserves at December 31, 1998, follows:


Future cash inflows                                           $       40,355,090
Future production costs                                               15,173,096
Future development costs                                               2,918,633
Future income taxes                                                    5,523,151
                                                              ------------------
Future net cash flows                                                 16,740,210
Discount of future net cash flows at 10% per annum                     3,324,404
                                                              ------------------
Pro forma Standardized Measure of discounted future net
cash flows                                                    $       13,415,806
                                                              ==================

     The future cash flows shown above include amounts attributable to non-producing reserves requiring approximately $2,919,000 of future development costs. If these reserves are not developed, the Standardized Measure of discounted future net cash flows as of December 31, 1998, shown above would be reduced significantly.

     Estimates of economically recoverable oil and natural gas reserves and of future net reserves are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.